July 2, 1997

Analytical Surveys, Inc.
1935 Jamboree Drive, Suite 100
Colorado Springs, Colorado  80920




Ladies and Gentlemen:

     I am acquiring 925,000 shares (the "Shares") of Common Stock (the "Common Stock" ) of Analytical Surveys, Inc. (the "Company") from the Company pursuant to the Purchase Agreement dated as of the date of this letter.


     I understand that the Company is transferring the Common Stock to me in reliance upon certain exemptions from the registration requirements of the Securities Act of 1933 and in reliance upon exemptions from registration in the Colorado Securities Act, the securities laws of Indiana and the securities laws of any other applicable state. I represent to and agree with the Company that:

     1) I am acquiring the Shares for investment for my own account and with no view to distribute the Shares, in whole or in part and of record or beneficially, to any other person.

     2) I understand and agree that the Shares will constitute "restricted securities" under the Securities Act of 1933 and thus may not be sold, assigned, or otherwise disposed of, beneficially or on the records of the Company, unless there has been delivered to the Company an opinion of counsel, satisfactory to the Company, to the effect that the proposed transaction will neither constitute nor result in any violation of the registration requirements under any applicable federal securities law or any applicable state securities law. I agree that the Company may place on the certificates representing the Common Stock that I purchase a restrictive legend in substantially the following form:

          THE SHARES EVIDENCED BY THIS CERTIFICATE (A) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS THEY HAVE BEEN REGISTERED UNDER THAT ACT AND ALL APPLICABLE STATE SECURITIES LAWS OR EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS THEREOF AVAILABLE, AS ESTABLISHED TO THE SATISFACTION OF THE COMPANY, BY OPINION OF COUNSEL OR OTHERWISE, AND (B) ARE SUBJECT TO CONTRACTUAL RESTRICTIONS ON RESALE UNDER AN AGREEMENT BETWEEN THE HOLDER AND THE COMPANY, A COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE OFFICES OF THE COMPANY.


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     I acknowledge that the  requirements  stated in this paragraph with respect to any proposed sale, assignment, or other disposition of the Shares are in addition to any restrictions upon such transactions imposed, now or in the future, under the Articles of Incorporation or Bylaws of the Company, or under any other agreement with respect to the Shares.

     3) I acknowledge that I have had full opportunity to ask questions of, and receive answers from, the Company's officers and directors concerning (a) the terms of the transactions contemplated by the Purchase Agreement and (b) any aspect of the Company's assets, financial condition, business and business prospects, and to obtain any additional information about the Company's assets, financial condition, business and business prospects. Without limiting the foregoing, I have had access to, and have reviewed, (a) the Company's annual report on Form 10-K for the period ended September 30, 1996; (b) the Company's quarterly reports on Form 10-Q for the periods ended December 31, 1996 and March 31, 1997; (c) the Company's reports on Form 8-K dated February 13, 1997, February 24, 1997, and March 20, 1997; and (d) the Company's annual report to shareholders for the year ended September 30, 1996.


     4) I have such knowledge and experience in financial and business matters that I am capable of evaluating the merits and risks of an investment in the Shares.

     5) I acknowledge that no general solicitation or general advertising (including communications published in any newspaper, magazine, or other broadcast) has been received by me and that no public solicitation or advertisement with respect to the offering of the Shares has been made to me.

     6) I have adequate means of providing for my current needs and possible current contingencies, and I have no need and anticipate no need in the foreseeable future, for liquidity in my investment in the Shares. I am able to bear the economic risks of my investment in the Shares and, consequently, without limiting the generality of the foregoing, I am able to hold the investment for an indefinite period and have sufficient net worth to sustain a loss of the entire investment in the event such loss should occur.

     7) I am a bona fide resident of the State of Indiana, and my correct mailing address and social security number are set forth below next to my signature. I have no present intention of becoming a resident of any other state or jurisdiction.

     8) I understand that no securities administrator of any state has made any finding or determination relating to the advisability or fairness of the terms under which I am purchasing the Shares.

     9) I represent and warrant to the Company that either (a) my individual net worth, or my joint net worth with that of my spouse, presently exceeds $1,000,000, or (b) my individual income was in excess of $200,000 during 1995 and 1996, or the joint income of myself and my spouse was in excess of $300,000 in 1995 and 1996, and in either event I have a reasonable expectation of reaching such income levels in the current year.


     10) The information set forth in this letter is true, complete and correct, and I am aware that the Company and its counsel will rely on the information, representations, and warranties set forth in this letter in connection with the Company's transfer of the Shares to me. The representations that I have made in this letter will survive the execution and delivery of this letter and the sale of the Shares to me.


                        Very truly,



                         /s/ Sol C. Miller
                         -----------------------------
                        Sol C. Miller


                        Address:
                                  Mr. Sol C. Miller
                                  c/o Mr. Charles E. Thomas
                                  Geo. S. Olive & Co. LLC
                                  700 Capitol Center South
                                  201 North Illinois Street
                                  Indianapolis, IN  46204
                                  Telecopy:  (317) 383-4200